99,2   Press Release  of the Company, dated: January 27, 2005

(NJ-MEDISCIENCE-TECH)(MDSC-OTCBB) Mediscience Technology Corp. Names Dr. Julian Kim as consultant for the development of the jointly proposed micro-endoscopic device utilizing MTC proprietary technology for native fluorescence molecular measurements of breast ducts CHERRY HILL, N.J. Jan 27, 2005 Mediscience Technology, Corp. (OTCBB: MDSC) announced today that Dr. Julian Kim of the Cleveland Clinic has joined the company as a consultant. Dr. Kim is a Surgical Oncologist within the CC Dept. of General Surgery and a recognized expert in the study of applications of new technologies to assess breast ductal tissue. As a consultant to Mediscience, Dr. Kim will advise its management team on matters pertaining to: "guidance and expertise into the development of the jointly proposed micro-endoscopic device - Phase I project utilizing MTC proprietary technology for native fluorescence molecular measurements of breast ducts. Seminal product development work will occur at CUNY with government regulatory approval applications to follow.

Dr. Julian Kim has performed extensive studies on the use of micro-endoscopic instrumentation to perform visual assessment of the human breast ductal system. He has published several peer-reviewed manuscripts and is a leading authority on the advantages and current limitations of mammary ductoscopy. He has a special interest in methods of improving the identification of abnormal cells lining the breast ducts during the ductoscopy procedure in women with high-risk or known diagnosis of breast cancer. Quote-"It is a great privilege to collaborate with
                            -----
Mediscience management and Dr. Robert Alfano at CUNY to determine whether the use of auto-fluorescence during mammary ductoscopy can help to identify areas of abnormality which should undergo biopsy. The Mediscience proprietary auto-fluorescent technology has the potential to markedly improve the diagnostic sensitivity and specificity of the mammary ductoscopy procedure and result in measurable improvements in patient care". Michael Engelhart Pres.COO "we continue to take advantage of our Intellectual Property in advancing the commercialization of screening and diagnostic cancer devices. We are delighted to have Dr Julian Kim of the Cleveland Clinic as a collaborator in our project --an individual who has demonstrated an expertise in detecting cancers of the breast in early stages.


                          About Mediscience Technology

Mediscience Technology Corporation and its New York subsidiary, Medi-photonics Development Company LLC, is engaged in the design, development and commercialization of medical devices that detect cancer and physiological change using frequencies of light that are emitted, scattered and absorbed to distinguish malignant, precancerous, or benign tissues from normal tissues. Mediscience's exclusive protected noninvasive technology combines the advantages of real-time results with enhanced diagnostic sensitivity and specificity compared with other methods of cancer detection.

                                 Investor Notice

Certain of the matters discussed in this announcement contain forward-looking statements that involve material risks to and uncertainties in the parties/company's business that may cause actual results to differ materially from those anticipated by the statements made herein. Such risks and uncertainties include among other things, the availability of financing, the parties/ company's ability to implement its long-range business plan for the joint or independent development of various applications of its technology/ IP; the company's ability to enter into future agreements with any necessary marketing and/or distribution partners; the impact of competition, the obtaining and maintenance of any necessary US regulatory i.e. FDA clearances applicable to applications of the company's technology; and management of growth and other risked and uncertainties that may be detailed from time to time in the parties/company's reports filed with the Securities and Exchange Commission. This disclosure is intended to satisfy: SEC Section 6, 6.01 Regulation FD, disclosure and Section 7 and 7.0 as well as all applicable and presently effective Sarbanes-Oxley disclosure requirements under Regulation G.

www.infotonics.org/ResearchProjects/CompactPhotonicExplorers.asp
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www.cunyphotonics.com   www.medisciencetech.com
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 Mediscience SB-2 registration filing dated Dec. 23, 2004 effective Jan 12, 2005
 -------------------------------------------------------------------------------
New England Journal of Medicine July-29-2004 (capsule endoscopic technology)

CITIGROUP/Smith Barney Analyst Report 10-1-2004 see Pg. 20 (MTC/Info tonics
                                     Contact
Michael Engelhart, Pres/COO 201-818-0050 mengelhart@mediscience.com
Peter Katevatis Esq.  215-485-0362 metpk@aol.com





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                                   SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on January 27, 2005

MEDICSCIENCE TECHNOLOGY CORPORATION



ss/Peter Katevatis, Chairman/CEO